Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES THIRD QUARTER CASH DISTRIBUTION

DALLAS, Texas, August 21, 2018 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.090111 per unit, payable on September 28, 2018, to unitholders of record on August 31, 2018. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.090111 per unit is slightly lower than the $0.092879 per unit distributed last quarter. As compared to the previous quarter, the volumes of both oil and natural gas decreased while the price of oil produced and included in the current distribution increased. The price for natural gas produced and included in the current distribution remained virtually unchanged. This distribution is lower than the $0.126284 per unit distributed in the comparable quarter in 2017. As compared to the comparable quarter in 2017, the prices of both oil and natural gas have increased while the volumes of oil and natural gas produced and included in the current distribution have decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Simmons Bank, Trustee
Toll Free – 1.855.588-7839